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                                           Filed Pursuant to Rule 424(B)(3)
                                           Registration Statement No. 333-121263

               PRICING SUPPLEMENT NO. 1676 DATED 19 DECEMBER 2006

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $13,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017,
   CURRENTLY TOTALING A$584,000,000.00 (A$ 584,000,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

In the case of non US investors, terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 14, 2005 and the accompanying prospectus dated December 17, 2004 (together, the "Non US Prospectus") (the "Terms and Conditions"). In the case of US investors, terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated August 3, 2006 and the accompanying prospectus dated July 31, 2006 (together, the "US Prospectus") (the "Terms and Conditions").This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Non US Prospectus or US Prospectus (as applicable). Copies of the prospectus supplement and the Non US Prospectus or US Prospectus (as applicable) are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

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1.  (i)   Issuer:                       Queensland Treasury Corporation

    (ii)  Guarantor:                    The Treasurer on behalf of the
                                        Government of Queensland

2.  Benchmark line:                     2017
                                        (to be consolidated and form a single
                                        series with QTC 6% Global A$ Bonds due
                                        14 September, 2017, ISIN US748305BG31)

3.  Specific Currency or                AUD ("A$")
    Currencies:
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4.  (i)   Issue price:                  101.787%

    (ii)  Dealers' fees and             No fee or commission is payable in
          commissions paid by Issuer:   respect of the issue of the bond(s)
                                        described in these final terms (which
                                        will constitute a "pricing supplement"
                                        for purposes of any offers or sales in
                                        the United States or to U.S. persons).
                                        Instead, QTC pays fees and commissions
                                        in accordance with the procedure
                                        described in the QTC Offshore and
                                        Onshore Fixed Interest Distribution
                                        Group Operational Guidelines.

5.  Specified Denominations:            A$1,000

6.  (i)   Issue Date:                   22 December 2006

    (ii)  Record Date (date on and      6 March/6 September. Security will be
          from which security is        ex-interest on and from 7 March/7
          Ex-interest):                 September

    (iii) Interest Payment Dates:       14 March/14 September

7.  Maturity Date:                      14 September 2017

8.  Interest Basis:                     6 per cent Fixed Rate

9.  Redemption/Payment Basis:           Redemption at par

10. Change of Interest Basis or         Not Applicable
    Redemption/Payment Basis:

11. (i)   Status of the Bonds:          Senior and rank pari passu with other
                                        senior, unsecured debt obligations of
                                        QTC

    (ii)  Status of the Guarantee:      Senior and ranks pari passu with all its
                                        other unsecured obligations

12. Method of distribution:             Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13. Fixed Rate Note Provisions
    Applicable

    (i)   Rate(s) of Interest:          6 percent per annum payable
                                        semi-annually in arrears

    (ii)  Interest Payment Date(s):     14 March and 14 September in each year
                                        up to and including the Maturity Date

    (iii) Fixed Coupon Amount(s):       A$30 per A$1,000 in nominal amount
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    (iv)  Determination Date(s):        Not Applicable

    (v)   Other terms relating to the   None
          method of calculating
          interest for Fixed Rate
          Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14. Final Redemption Amount:            A$1,000 per bond of A$1,000 Specified
                                        Denomination (N.B. If the Final
                                        Redemption Amount is different from 100% of the nominal value the Notes will be derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the Prospectus Directive Regulation will apply and the Issuer will prepare and publish a supplement to the prospectus supplement)

15. Early Redemption Amount(s)          Not Applicable
    payable on redemption for
    taxation reasons or on event
    of default and/or the method
    of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16. Form of Bonds:                      Permanent Global Note not exchangeable
                                        for Definitive Bonds

17. Additional Financial Centre(s) or   Not Applicable
    other special provisions relating
    to Payment Dates:

18. Talons for future Coupons or        No
    Receipts to be attached to
    Definitive Bonds (and dates
    on which such Talons mature):

19. Other terms or special              Not Applicable
    conditions:

                                  DISTRIBUTION

20. (i)   If syndicated, names and      Not Applicable
          addresses of Managers and
          underwriting commitments:
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    (ii)  Date of Dealer Agreement:     19 December 2006 (the "Trade Date")

    (iii) Stabilizing Manager(s) (if    Not Applicable
          any):

21. If non-syndicated, name and         Macquarie Bank Ltd
    address of relevant Dealer:         No. 1 Martin Place
                                        SYDNEY NSW 2000

22. Whether TEFRA D or TEFRA C          TEFRA Not Applicable
    rules applicable or TEFRA
    rules not applicable:

23. Additional selling                  Not Applicable
    restrictions:
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LISTING APPLICATION

     These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

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1.  LISTING AND ADMISSION TO TRADING

    (i)   Listing:                      Bourse de Luxembourg.

    (ii)  Admission to trading:         Application has been made for the bonds
                                        to be admitted to trading on the
                                        regulated market of the Bourse de
                                        Luxembourg with effect from the Issue
                                        Date.

2.  RATINGS

    Ratings:                            The bonds to be issued have been rated:

                                        S&P:     AAA
                                        Moody's: Aaa
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                                        An obligation rated 'AAA' by S&P has the
                                        highest credit rating assigned by
                                        Standard & Poor's. The obligor's
                                        capacity to meet its financial
                                        commitment on the obligation is
                                        extremely strong.

                                        Obligations rated Aaa by Moody's are
                                        judged to be of the highest quality with minimal credit risk.

                                        A credit rating is not a recommendation
                                        to buy, sell or hold securities and may
                                        be revised or withdrawn by the rating
                                        agency at any time. Each rating should
                                        be evaluated independently of any other
                                        rating.

3.   INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.   REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

    (i)   Reasons for the Offer:        See "Use of Proceeds" section in the
                                        prospectus supplement.

    (ii)  Estimated net proceeds:       Not Applicable.

    (iii) Estimated total expenses:     Not Applicable.

5.  YIELD

    Indication of yield:                5.98%

                                        Calculated as 7 basis points less than
                                        the yield on the equivalent A$ Domestic
                                        Bond issued by the Issuer under its
                                        Domestic A$ Bond Facility on the Trade
                                        Date.

                                        The yield is calculated on the Trade
                                        Date on the basis of the Issue Price. It is not an indication of future yield.

6.  OPERATIONAL INFORMATION

    (i)   ISIN Code:                    US748305BG31

    (ii)  Common Code:                  027594204

    (iii) CUSIP Code:                   748305BG3

    (iv)  Any clearing system(s)        Not Applicable
          other than Depositary Trust
          Company, Euroclear Bank
          S.A./N.V.and Clearstream
          Banking, societe anonyme
          and the relevant
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          identification number(s):

    (v)   Delivery:                     Delivery free of payment

    (vi)  Names and addresses of        Not Applicable
          additional Paying Agent(s)
          (if any):
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